Exhibit 5.1

Office:  +852 2801 6066

Mobile: +852 9718 8740

Email:   rthorp@tta.lawyer

To:	Vipshop Holdings Limited

128 Dingxin Road

Haizhu District, Guangzhou 510220

The People’s Republic of China

22 May 2023

Dear Sirs

Vipshop Holdings Limited

We have examined the Registration Statement on Form S-8 to be filed by Vipshop Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an additional amount of 5,830,632 Class A ordinary shares that were automatically added to the then maximum aggregate number of shares issuable pursuant to the 2014 Share Incentive Plan adopted on 1 July 2014 (the “Plan”), effective 1 January 2021, 1 January 2022, and 1 January 2023, pursuant to the Plan’s evergreen provisions.

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plan and the board resolutions authorizing the issue dated 1 July 2014 and the minutes of a meeting of the shareholders dated 15 September 2014 pursuant to which the shareholders of the Company resolved that all shares issued under the Plan shall be class A ordinary shares of the Company.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA